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                                                                    EXHIBIT 3.01

                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             EROOM TECHNOLOGY, INC.

                                   * * * * * *

         1. The name of the corporation is eRoom Technology, Inc. The name under which the corporation was originally incorporated was Instinctive Technology, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 17, 1996. A Certificate of Amendment to the Certificate of Incorporation was filed on July 26, 1996. The Amended and Restated Certificate of Incorporation was filed on May 8, 1997. The Second Amended and Restated Certificate of Incorporation was filed on August 8, 1997. The Third Amended and Restated Certificate of Incorporation was filed on August 13, 1998. The Fourth Amended and Restated Certificate of Incorporation was filed on September 1, 1999. A Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was filed on March 30, 2000.

         2. This Fifth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation as heretofore amended and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, with stockholder approval given by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:
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         FIRST. The name of the corporation is eRoom Technology, Inc. (the
"Corporation").

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


         FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock") eleven million eight hundred fifty-nine thousand nine hundred twenty-one (11,859,921) shares of Preferred Stock (the "Preferred Stock"), $0.01 par value per share, of which (i) three million five hundred sixty-five thousand (3,565,000) shares shall be designated Series A Convertible Preferred Stock ("Series A Preferred Stock"),
(ii) two million eight hundred and fifty-one thousand sixty-five (2,851,065) shares shall be designated Series B Convertible Preferred Stock ("Series B Preferred Stock"), (iii) one million two hundred and fifty thousand (1,250,000) shares shall be designated Series B-1 Convertible Preferred Stock ("Series B-1 Preferred Stock"), (iv) three million two hundred thirty six thousand nine hundred eighteen (3,236,918) shares shall be designated Series C Convertible Preferred Stock ("Series C Preferred Stock") and (v) nine hundred fifty-six thousand nine hundred thirty-eight (956,938) shares shall be designated Series D Convertible Preferred Stock (the "Series D Preferred Stock").
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         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK.

         1. General. The voting, dividend and liquidation rights of the holders of the Common Stock (the "Common Stockholders") are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors.

         2. Voting. The Common Stockholders are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the Common Stockholders shall vote together with the Preferred Stockholders as a single class with respect to any proposed amendment hereto that would increase the number of authorized shares of Common Stock, and the Common Stockholders shall not be entitled to a separate class vote with respect thereto.

         3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. No dividends may be declared on the Common Stock unless dividends are at the same time declared on the Preferred Stock.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, Common Stockholders will be entitled to receive all assets of the Corporation available for distribution to its stockholders (the "Liquidation Assets"), subject to any preferential rights of any then outstanding Preferred Stock.
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B.       PREFERRED STOCK.

         1. Dividends. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the "Preferred Stockholders") shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are declared and paid with respect to the Common Stock (the "Preferred Dividends") (treating each share of Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Preferred Stock could be converted pursuant to the provisions of Section 4 hereof with such number determined as of the record date for the determination of the Common Stockholders entitled to receive such dividends).

         The Preferred Dividends shall be payable if, when and as declared by the Board of Directors, but in any event shall be payable upon (i) redemption of the Mandatory Redemption Preferred Stock as provided in Section B.6(a) hereof but only payable with respect to such Mandatory Redemption Preferred Stock, (ii) liquidation, dissolution or winding up as provided in Section B.2 hereof, or
(iii) any merger, sale of all or substantially all of the assets or capital stock, or other form of acquisition or business combination involving the Corporation where the Corporation is the target of such acquisition and where a change in control occurs such that a new person or entity receives the power to elect a majority of the Board of Directors. Any dividends so declared shall be paid in full to the Preferred Stockholders prior to any payment of dividends to the Common Stockholders. All dividends declared upon the Preferred Stock shall be declared pro rata per share to holders of Preferred Stock entitled to such dividends.
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         2. Liquidation, Dissolution or Winding Up; Certain Mergers,
Consolidations and Asset Sales.

                  (a) Series A Liquidation Payments. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock (the "Series A Stockholders") shall be entitled to be paid out of the Liquidation Assets, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares, and (ii) such amount per share as would have been payable pursuant to Section A.4 had each such share been converted into Common Stock pursuant to Section B.4 immediately prior to such liquidation, dissolution or winding up (the "Series A Liquidation Payment").

                  (b) Series B Liquidation Payments. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock (the "Series B Stockholders") shall be entitled to be paid out of the Liquidation Assets (as defined above), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $2.35 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares, and (ii) such amount per share as would have been payable pursuant to Section A.4 had each such share been converted into Common Stock pursuant to Section B.4 immediately prior to such liquidation, dissolution or winding up (the "Series B Liquidation Payment").

                  (c) Series B-1 Liquidation Payments. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B-1 Preferred Stock (the "Series
B-1 Stockholders") shall be
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entitled to be paid out of the Liquidation Assets (as defined above), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $2.80 per share
(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares, and (ii) such amount per share as would have been payable pursuant to Section A.4 had each such share been converted into Common Stock pursuant to Section B.4 immediately prior to such liquidation, dissolution or winding up (the "Series B-1 Liquidation Payment").

                  (d) Series C Liquidation Payments. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock (the "Series C Stockholders") shall be entitled to be paid out of the Liquidation Assets (as defined above), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $4.80 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares, and (ii) such amount per share as would have been payable pursuant to Section A.4 had each such share been converted into Common Stock pursuant to Section B.4 immediately prior to such liquidation, dissolution or winding up (the "Series C Liquidation Payment").

                  (e) Series D Liquidation Payments. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock (the "Series D Stockholders") shall be entitled to be paid out of the Liquidation Assets (as defined above), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $10.45 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares, and (ii) such amount per share as would have been payable pursuant to Section A.4 had each
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such share been converted into Common Stock pursuant to Section B.4 immediately prior to such liquidation, dissolution or winding up (the "Series D Liquidation Payment").

                  (f) Distribution of Liquidation Assets. If upon any such liquidation, dissolution or winding up of the Corporation the Liquidation Assets shall be insufficient to pay the Preferred Stockholders the full amounts to which they are entitled, the Preferred Stockholders shall share ratably the Liquidation Assets on a pari passu basis in proportion to their respective Liquidation Payments. After payment of all preferential amounts required to be paid to the Preferred Stockholders, the remaining Liquidation Assets shall be distributed among the Common Stockholders, pro rata, based on the number of shares of Common Stock held by each.

                  (g) Mergers. In the event of any merger or consolidation of the Corporation into or with another corporation (except one in which the shares of the Corporation held by holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to represent at least 80% by voting power of the capital stock of the surviving or resulting corporation), or the sale of all or substantially all the assets of the Corporation, unless the holders of at least 55% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-if-converted basis, elect that such merger, consolidation or asset sale not be deemed to be a liquidation of the Corporation by giving written notice thereof to the Corporation at least three days before the effective date of such event, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(e) above. The Corporation shall promptly provide to the Preferred Stockholders such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the Preferred Stockholders in order to
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assist them in determining whether to make such an election. If the Preferred
Stockholders do not make such an election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to the terms hereof. The amount deemed distributed to the Preferred Stockholders upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or securities that are not publicly-traded shall be determined in good faith by the Board of Directors of the Corporation. The fair value of publicly-traded securities shall be determined as follows:

                           (i) If traded on a securities exchange or through the Nasdaq National Market, the fair value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty-day period ending three (3) days prior to the closing of such merger or consolidation; and

                           (ii) If traded over-the-counter, the fair value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty-day period ending three (3) days prior to the closing of such merger or consolidation.

         If notice of the election permitted by this Subsection (g) is given, the provisions of Subsection 4(i) shall apply.

                  (h) The Corporation may not liquidate, dissolve or wind up if the Liquidation Assets shall be insufficient to pay the Preferred Stockholders the full amounts to which they shall be entitled upon such liquidation, dissolution or winding up under this Section 2, unless the Corporation receives the prior written approval of the holders of 55% of the Preferred Stock, voting together as a single class on an as-if-converted basis.
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         3.       Voting.

                  (a) Each Preferred Stockholder shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsection 3(b), 3(c) or 3(d) below, the Preferred Stockholders shall vote together with the Common Stockholders as a single class.

                  (b) Any provision of the By-Laws of the Corporation to the contrary notwithstanding, the number of directors constituting the entire Board of Directors of the Corporation shall be fixed at eight (8), and may not be increased without the prior written consent of a majority of the members of the Board of Directors designated by the Preferred Stockholders (the "Preferred Directors"). The Board of Directors shall not delegate any of its powers or duties to any committee of the Board of Directors without the consent of at least fifty percent (50%) of the Preferred Directors then in office. So long as at least 625,000 shares of Series C Preferred are outstanding, the holders of Series C Preferred, voting as a separate series, shall have the right to elect one (1) director.

                  (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of any series of Preferred Stock so as to affect adversely such series of Preferred Stock (A) disproportionately to the other series of Preferred Stock, without the written consent or affirmative vote of the holders of (1) 60% of the then outstanding shares of the Series A Preferred Stock voting separately as a class, in the event such amendment, alteration or repeal would disproportionately affect the holders of the Series A Preferred Stock, (2) 55% of the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock voting together as a single class, in the event such
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amendment, alteration or repeal would disproportionately affect the holders of the Series B Preferred Stock or the Series B-1 Preferred Stock, (3) 60% of the then outstanding shares of the Series C Preferred Stock voting separately as a class, in the event such amendment, alteration or repeal would disproportionately affect the holders of the Series C Preferred Stock, and (4) at least a majority of the then outstanding shares of the Series D Preferred Stock voting separately as a class, in the event such amendment, alteration or repeal would disproportionately affect the holders of the Series D Preferred Stock and (B) in a similar manner to all other series of Preferred Stock, without the written consent or affirmative vote of the holders of 55% of all then outstanding shares of Preferred Stock, consenting or voting (as the case may be) together as a single class on an as-if-converted basis, in each case such consent or vote to be given in writing or by vote at a meeting. For purposes of this Section 3(c), without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over, or the authorization of any shares of capital stock on a parity with, any series of Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely such series of Preferred Stock. In addition, if any proposed amendment to this Certificate of Incorporation would alter or change the powers, preferences, or special rights of any one or more series of Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock, then the shares of the series of Preferred Stock so affected by the amendment shall be entitled to vote as a separate class for the purposes of Section 242(b)(2) of the General Corporation Law of the State of Delaware. The number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to Section 151 of the General Corporation Law of Delaware or by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock, the Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.
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                  (d) In addition to any other rights provided by law or this
Certificate of Incorporation, so long as the outstanding shares of the Preferred Stock represent at least 25% of the outstanding shares of Common Stock, after giving effect to the conversion into Common Stock of all outstanding convertible securities (including the Preferred Stock), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 55% of all then outstanding shares of Preferred Stock consenting or voting (as the case may be) together as a single class on an as-if-converted basis:

                           (i) Amend or repeal any provision of, or add any
provision to, the Corporation's Certificate of Incorporation or By-Laws, each as may be amended or restated from time to time;

                           (ii) Authorize or issue any new or existing class or
classes or series of capital stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock;

                           (iii) Reclassify any Common Stock into shares having
any preference or priority as to payments of dividends or the distribution of assets superior to or on a parity with any such preference or priority of any series of Preferred Stock;

                           (iv) Pay or declare any dividend or distribution on
any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than
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the repurchase of unvested shares from employees at a price not exceeding the purchase price thereof);

                           (v) Merge or consolidate into or with any other
corporation or other entity or sell all or any substantial portion of the Corporation's assets;

                           (vi) Voluntarily dissolve, liquidate or wind-up or
carry out any partial liquidation or distribution; or

                           (vii) Make any borrowings, issue any debt securities
(whether or not convertible) or guarantee (directly or indirectly) any indebtedness in excess of an aggregate amount outstanding at any time of $500,000.

         4. Optional Conversion. The Preferred Stockholders shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert.

                           (i) Series A Preferred Stock. Each share of Series A
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Series A Conversion Price in effect at the time of conversion. The Series A Conversion Price shall initially be $1.00, subject to adjustment as set forth in
Section 4(d)(iv) hereof.

                           (ii) Series B Preferred Stock. Each share of Series B
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined
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by dividing $2.35 by the Series B Conversion Price in effect at the time of conversion. The Series B Conversion Price shall initially be $2.35, subject to adjustment as set forth in Section 4(d)(iv) hereof.

                           (iii) Series B-1 Preferred Stock. Each share of
Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.80 by the Series B-1 Conversion Price in effect at the time of conversion. The Series B-1 Conversion Price shall initially be $2.80, subject to adjustment as set forth in Section 4(d)(iv) hereof.

                           (iv) Series C Preferred Stock. Each share of Series C
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.80 by the Series C Conversion Price in effect at the time of conversion. The Series C Conversion Price shall initially be $4.80, subject to adjustment as set forth in
Section 4(d)(iv) hereof.

                           (v) Series D Preferred Stock. Each share of Series D
Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.45 by the Series D Conversion Price in effect at the time of conversion. The Series D Conversion Price shall initially be $10.45, subject to adjustment as set forth in Section 4(d)(iv) hereof.

                           (vi) Termination of Conversion Rights. In the event
of a liquidation of the Corporation, the conversion rights of the Preferred Stockholders shall
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terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the Preferred Stockholders.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price or Series B-1 Conversion Price or Series C Conversion Price or Series D Conversion Price, as applicable. The term "Applicable Conversion Price" shall mean the Series A Conversion Price and/or the Series B Conversion Price and/or the Series B-1 Conversion Price and/or Series C Conversion Price and/or the Series D Conversion Price, as the case may be, and as the context requires.

                  (c)      Mechanics of Conversion.

                           (i) In order for a holder of Preferred Stock to
convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the name(s) of the nominee(s) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or the duly authorized attorney of such holder in writing. The date of receipt of such certificate(s) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at
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such office to such holder, or to the nominee(s) of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when any
shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such shares of Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

                           (iii) Upon any such conversion, no adjustment to the
Applicable Conversion Price shall be made for any declared but unpaid dividends on any series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (iv) All shares of Preferred Stock which have been
surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the applicable Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take
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such appropriate action as may be necessary to reduce the authorized shares of
Preferred Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this
Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (d)      Adjustments to Conversion Price for Diluting Issues:

                           (i) Special Definitions. For purposes of this
Subsection 4(d), the following definitions shall apply:

                                    (A) "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in subsection 4(d)(i)(D)(IV) and warrants or similar derivative securities described in Subsection 4(d)(i)(D)(V) below.

                                    (B) "Original Issue Date" shall mean, with
respect to the Series A Preferred Stock, the date on which a share of Series A Preferred Stock was first issued, and shall mean, with respect to the Series B Preferred Stock, the date on which a share of Series B Preferred Stock was first issued, and shall mean, with respect to the Series B-1 Preferred Stock, the date on which a share of Series B-1 Preferred Stock was first issued, and shall mean, with respect to the Series C Preferred Stock, the date on which a share of Series C Preferred Stock was first issued and shall mean, with respect to
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the Series D Preferred Stock, the date on which a share of Series D Preferred
Stock was first issued.

                                    (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities, including the Series A Preferred Stock and Series B Preferred Stock and Series B-1 Preferred Stock and Series C Preferred Stock and Series D Preferred Stock, directly or indirectly convertible into or exchangeable for Common Stock.

                                    (D) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued, or deemed to be issued pursuant to Subsection 4(d)(iii) below, by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                            (I) upon conversion of any
Convertible Securities outstanding on the Original Issue Date or upon exercise of any Options outstanding on the Original Issue Date;

                                            (II) as a dividend or distribution
on the Preferred Stock;

                                            (III) by reason of a dividend, stock
split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

                                            (IV) to employees or directors of,
or consultants to, the Corporation pursuant to a plan adopted by the Board of Directors of the Corporation; provided, however, that the aggregate number of such shares issued or issuable pursuant to this Section 4(d)(i)(D)(IV) shall not exceed 5,284,302 shares or such greater number as is unanimously approved by the Board of Directors (subject to appropriate adjustment for any stock dividend, stock split, combination or recapitalization affecting such shares); or

                                            (V) upon exercise or conversion of
any warrants or similar derivative securities issued in connection with a bank financing or equipment leasing transaction approved by the Board of Directors of the Company.

                           (ii) No Adjustment of Conversion Price. No adjustment
in the number of shares of Common Stock into which any series of Preferred Stock is convertible shall be made, by adjustment in the Applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share(s), or (b) if prior to such issuance, the Corporation receives written notice from the holders of (i) at least 60% of the then outstanding shares of the Series A Preferred Stock, in the case of an adjustment to the Series A Conversion Price, (ii) at least 55% of the then outstanding shares of the Series B Preferred Stock, in the case of an adjustment to the Series B Conversion Price, (iii) at least 55% of the then outstanding shares of the Series B-1 Preferred Stock, in the case of an adjustment to the Series B-1 Conversion Price, (iv) at least 70% of the then outstanding shares of the Series C Preferred Stock, in the case of an adjustment to the Series C Conversion Price, or (v) at least a majority of the then outstanding shares of the Series D Preferred Stock, in the case of an adjustment to the Series D Conversion Price, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                           (iii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock. If (i) the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, and
(ii) the consideration per share, determined pursuant to

Section 4(d)(v), paid for such Options or Convertible Securities shall be less than the Applicable Conversion Price in effect for any particular series of Preferred Stock on the date of and immediately prior to such issue, or such record date, as the case may be, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock with respect to each class of Preferred Stock which has an Applicable Conversion Price greater than the consideration per share received for such Options or Convertible Securities. Such Additional Shares of Common Stock shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. Furthermore, whenever Additional Shares of Common Stock are deemed to be issued:

                                    (A) No further adjustment in the Applicable
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (B) If such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase in consideration becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (C) Upon the expiration or termination of
any unexercised Option, the Applicable Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Applicable Conversion Price;

                                    (D) In the event of any change in the number
of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Applicable Conversion Price then in effect shall forthwith be readjusted to such Applicable Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                                    (E) No readjustment pursuant to clause (B)
or (D) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

         In the event the Corporation, after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

                  (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

         In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the Applicable Conversion Price for any particular series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such conversion price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Applicable Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                           (v) Determination of Consideration. For purposes of
this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (A) Cash and Property: Such consideration
shall:

                                            (I) insofar as it consists of cash,
be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                                            (II) insofar as it consists of
property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (III) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, allocable to Additional Shares of Common Stock as determined in good faith by the Board of Directors.

                                    (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                            (I) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                            (II) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi) Multiple Closing Dates. In the event the
Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of stock, and such issuance dates occur within a period of no more than 120 days, then the Applicable Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

                  (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price, the Series C Conversion Price and the Series D Conversion Price in effect immediately before such subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price, the Series C Conversion Price and the Series D Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

                           (1) the numerator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                           (2) the denominator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made to the conversion price of any series of Preferred Stock which has simultaneously received a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the Preferred Stockholders shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation they would have received, had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the Preferred Stockholders; and provided further, however, that no such adjustment shall be made if the Preferred Stockholders simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

                  (h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(g)), each share of Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the Preferred Stockholders, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

                  (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Preferred Stockholders against impairment.

                  (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price in effect for any particular series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Stockholder so affected, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Preferred Stockholder, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of shares of Preferred Stock held by such Preferred Stockholder.

                  (l)      Notice of Record Date.  In the event:

                           (i) that the Corporation declares a dividend (or any
other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                           (ii) that the Corporation subdivides or combines its
outstanding shares of Common Stock;

                           (iii) of any reclassification of the Common Stock of
the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                           (iv) of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the Preferred Stockholders at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

                                    (A) the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                    (B) the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         5.       Mandatory Conversion.

                  (a) Upon the closing of the sale of shares of Common Stock, at a price to the public of at least $9.60 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20.0 million of proceeds to the Corporation net of all underwriting discounts and commissions (the "Primary Mandatory Conversion Date"), (i) all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) the number of authorized shares of such Preferred Stock shall be automatically reduced to zero, and all provisions included under the caption and all references to such Preferred Stock, shall be deleted and shall be of no further force or effect. Upon the closing of the sale of shares of Common Stock, at a price to the public of at least $10.45 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20.0 million of proceeds to the Corporation net of all underwriting discounts and commissions (the "Secondary Mandatory Conversion Date"; each of the Primary Mandatory Conversion Date and Secondary Mandatory Conversion Date hereinafter referred to as a "Mandatory Conversion Date"), (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) the number of authorized shares of such Series D Preferred Stock shall be automatically reduced to zero, and all provisions included under the caption and all references to such Series D Preferred Stock, shall be deleted and shall be of no further force or effect.

                  (b) All holders of record of shares of Preferred Stock shall be given written notice of any Mandatory Conversion Date applicable to them and the place designated for mandatory conversion of all shares of Preferred Stock automatically converting pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the applicable Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each such record holder of Preferred Stock at such holder's address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each such Preferred Stockholder shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section
5. On a Mandatory

Conversion Date, all rights with respect to the applicable Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after a Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                  (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the applicable Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

         6.       Mandatory Redemption

                  (a) At the request of the holders of 55% of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock (for purposes of this Section 6 collectively the "Mandatory

Redemption Preferred Stock"), voting together as a single class on an as-if-converted basis, the Corporation will, subject to the conditions set forth in Subsection 6(b) below, on September 13, 2004 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a "Mandatory Redemption Date"), redeem from each holder of shares of Mandatory Redemption Preferred Stock, at a price equal to (i) $1.00 per share, plus any dividends declared but unpaid thereon, with respect to the Series A Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series A Mandatory Redemption Price"), (ii) $2.35 per share, plus any dividends declared but unpaid thereon, with respect to the Series B Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series B Mandatory Redemption Price"), (iii) $2.80 per share, plus any dividends declared but unpaid thereon, with respect to the Series B-1 Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series B-1 Mandatory Redemption Price"), or (iv) $4.80 per share, plus any dividends declared but unpaid thereon, with respect to the Series C Stockholders, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Series C Mandatory Redemption Price"), the following respective portions of the number of shares of Mandatory Redemption Preferred Stock held by such holder on the applicable Mandatory Redemption Date:

                                        Portion of Then-Outstanding
                                        Shares of Mandatory Redemption
Redemption Date                         Preferred Stock To Be Redeemed
---------------                         ------------------------------
September 13, 2004                      33.33%
September 13, 2005                      66.67%
September 13, 2006                      All outstanding shares of Mandatory
                                        Redemption Preferred Stock

                  (b) The Corporation shall not, on any Mandatory Redemption Date, be required to pay more than 100% of its consolidated net income, before taxes, for the immediately preceding fiscal year to redeem shares of the Mandatory Redemption Preferred Stock pursuant to Subsection 6(a) above. If the Corporation cannot by application of this Subsection (b) redeem all of the shares subject to mandatory redemption on a particular Mandatory Redemption Date, it shall redeem the maximum possible number of whole shares of Mandatory Redemption Preferred Stock ratably and pari passu on the basis of the number of shares of Mandatory Redemption Preferred Stock which would be redeemed on such date if the Corporation were not prevented by this Subsection 6(b) from redeeming any shares.

                  (c) If the funds of the Corporation legally available for redemption of Mandatory Redemption Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Mandatory Redemption Preferred Stock required under this Section 6 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Mandatory Redemption Preferred Stock ratably and pari passu on the basis of the number of shares of Mandatory Redemption Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Mandatory Redemption Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Mandatory Redemption Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably and pari passu on the basis set forth in the preceding sentence.

                  (d) The Corporation shall be entitled, at its option, to credit against the number of shares of Mandatory Redemption Preferred Stock required to be redeemed from any holder on any Mandatory Redemption Date any shares of Mandatory

Redemption Preferred Stock previously converted by such holder into Common Stock pursuant to Section 4 and not previously so credited.

                  (e) The Corporation shall provide notice of any redemption of the Mandatory Redemption Preferred Stock pursuant to this Section 6 specifying the time and place of redemption and the Mandatory Redemption Price in effect with respect to each series of Mandatory Redemption Preferred Stock, by first class or registered mail, postage prepaid, to each holder of record of Mandatory Redemption Preferred Stock, at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all Mandatory Redemption Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Mandatory Redemption Preferred Stock specified therein (other than such shares of Mandatory Redemption Preferred Stock as are duly converted pursuant to Section 4 prior to the close of business on the fifth full day preceding the Mandatory Redemption
Date). In case less than all Mandatory Redemption Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 6, a new certificate will be issued representing the unredeemed Mandatory Redemption Preferred Stock without cost to the holder thereof.

                  (f) Unless there shall have been a default in payment of the Mandatory Redemption Price with respect to any series of Mandatory Redemption Preferred Stock, no share of Mandatory Redemption Preferred Stock shall be entitled to any dividends declared after its Mandatory Redemption Date, and on such Mandatory Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price in effect with respect to such share, without interest, upon presentation and

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surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

                  (g) Any Mandatory Redemption Preferred Stock redeemed pursuant to this Section 6 will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Mandatory Redemption Preferred Stock accordingly.

         FIFTH. The Corporation is to have perpetual existence.

         SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

                  B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                  C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         NINTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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                  IN WITNESS WHEREOF, the Corporation has caused this Fifth
Amended and Restated Certificate of Incorporation to be signed by its President this 20th day of April, 2000.

                                        EROOM TECHNOLOGY, INC.


                                             /s/ Jeffrey R. Beir
                                        By:  _________________________
                                             Jeffrey R. Beir
                                             President